                                                                    Exhibit 12.1

The following illustrates the computation of the ratio of earnings to fixed charges:

                                 Three Months Ended
                                      March 31,                                Year Ended December 31,
                                 -------------------           ----------------------------------------------------------
                                Pro Forma                      Pro Forma
                                  1998      1998      1997        1997      1997      1996      1995      1994      1993
                                 ------   ------     ------    --------   -------   -------   -------   -------   -------
                                                                               (Dollars in Thousands)
Fixed Charges --
     Interest expense            2,336     2,385        --     $ 9,305   $   981   $    91   $   252    $   163   $   243
     Amortization of
      deferred financing
     costs                         94      3,329        --         375        48
    Interest component
      of operating leases          338       338       219       1,080     1,080       608       442        256       228
                               -------    ------    ------     -------   -------   -------    --------   -------   -------
     II. Total Fixed
         Charges                 2,766     6,062       219     $10,760   $ 2,109   $   699    $   694    $   419   $   471
                               =======    ======    ======     =======   =======   =======    ========   =======   =======

Earnings --
     Income before income
       taxes                      (370)   (3,654)    6,069     $ 6,606   $(5,502)  $ 8,432    $ 1,014    $ 3,506   $   279
     Fixed charges                 338       338       219      10,780     2,109       699        694        419       471
                               -------    ------    ------     -------   -------   -------    --------   -------   -------
     I.   Total Earnings           (32)   (3.316)    6,288     $17,386   ($3,393)  $ 9,131    $ 1,708    $ 3,925   $   750
                               =======    ======    ======     =======   =======   =======    ========   =======   =======

Ratio of Earnings to
  Fixed Charges
     (I divided by II)                (b)      (c)    28.7         1.6         (a)    13.1        2.5        9.4       1.6
                               =======    ======    ======     =======   =======   =======    ========   =======   =======

The ratio of earnings to fixed charges has been calculated by dividing income before income taxes and fixed charges by fixed charges. Fixed charges for this purpose include cash interest expense, amortization of deferred financing costs and one third of operating lease payments (the portion deemed to be representative of the interest factor).

(a) Earnings were inadequate to cover fixed charges by $5,502. This shortfall was attributable to the expenses incurred in connection with the Recapitalization, including compensation charges of $17,924 for bonuses and phantom stock payments and transaction fees and expenses of $1,967.

(b)   Earnings were inadequate to cover fixed charges by $370.

(c) Earnings were inadequate to cover fixed charges by $3,654. This shortfall was largely attributable to the write-off of deferred financing costs incurred relating to the Bridge Facility.